Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-200359 and 333-203415) and S-8 (No. 333-202569) of Bluerock Residential Growth REIT, Inc. (each, a “Registration Statement”), and the accompanying prospectus for each Registration Statement, of our report dated January 8, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses of Sovereign Apartments for the period from November 1, 2014 (commencement of real estate operations) through December 31, 2014, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

New York, New York

January 8, 2016